Exhibit 99.1

Press Release

Clean Harbors Reports

Third-Quarter 2008 Financial Results

Company Generates Record Revenues on Strength of Incineration Business;
Expects to Exceed Full Year Revenue and EBITDA Guidance

Norwell, MA – November 5, 2008 – Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced financial results for the third quarter ended September 30, 2008.

For the third quarter of 2008, Clean Harbors reported an 11 percent increase in revenue to $273.2 million from $245.5 million in the third quarter of 2007.  Income from operations rose 21 percent to $31.3 million from $25.9 million in the third quarter of 2007.  Third quarter 2008 net income attributable to common shareholders was $14.6 million, or $0.61 per diluted share, which includes an $0.11 per share charge related to the early extinguishment of $50 million in debt.  This compares with $12.9 million, or $0.63 per diluted share, in the third quarter of 2007.  Weighted average diluted shares outstanding used to calculate the net income per share in the third quarter of 2008 were 23.8 million, versus 20.7 million in the third quarter of fiscal 2007.

EBITDA (see description below) increased 18.1 percent to a record $45.4 million in the third quarter of 2008, from $38.4 million in the comparable period of 2007.

Comments on the Third Quarter

“Given the hurricanes and flooding that affected our business during the quarter, we were pleased to achieve our guidance,” said Alan S. McKim, Chairman and Chief Executive Officer.  “On the top-line, we delivered another record quarter as the overall utilization rate at our incinerators was nearly 93 percent with strong contributions from both our U.S. and Canada facilities.  This was even more impressive given that our Deer Park, Texas incinerators were shut down for five days due to Hurricane Ike.  We estimate that interruption of business, along with the consequent weather-related slowdown in the region, cost us between $5 and $7 million in revenue.  Helping to offset that unexpected shortfall was approximately $9.1 million in emergency response business stemming from a major oil spill on the Mississippi River and some hurricane-related work in the Gulf region.  While our landfill volumes improved sequentially, that business continued to experience some softness related to ongoing project delays.  Our Site Services segment continued its steady performance with growth driven by our petrochemical, specialty chemical and utilities clients.”

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com

Press Release

Clean Harbors Reports

Third-Quarter 2008 Financial Results

“In the third quarter, we continued to leverage our extensive network of assets to grow our EBITDA at a far greater rate than our revenues,” McKim said.  “We continued to successfully implement our pricing initiatives, pass through higher fuel expenses and tightly manage our overall costs.  One of our ongoing areas of focus has been reducing our reliance on outside transportation.  During the quarter, we lowered our outside transportation expense by $2.9 million compared to the third quarter of 2007 as we gained efficiencies and expanded our internal fleet of vehicles.  As a percentage, outside transportation represented only 5.1% of revenues compared with 6.8% in the same period of 2007.”

“Our financial position remains strong, as we closed the third quarter with cash and equivalents of $253 million,” McKim said.  “Using the proceeds from the successful follow-on offering we completed in the second quarter, we redeemed $50 million in outstanding Senior Secured Notes in July.  As we previously announced, we incurred a $4.3 million charge below the EBITDA line, consisting of a prepayment penalty and non-cash expense for the unamortized discount and financing costs related to the notes.  The elimination of these notes is expected to save the Company an estimated $5.6 million annually in interest expense.”

Non-GAAP Third-Quarter Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the third quarter and first nine months of 2008 and 2007 (in thousands):

	For the three months ended:		For the nine months ended:
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Net income	$14,628	$12,940	$39,537	$27,629
Accretion of environmental liabilities	2,682	2,715	8,078	7,743
Depreciation and amortization	11,414	9,814	32,695	27,801
Loss on early extinguishment of debt	4,251	—	4,251	—
Interest expense, net	1,889	3,022	7,789	9,901
Provision for income taxes	10,388	9,978	29,381	22,691
Other (income) expense	104	(61)	149	(62)
EBITDA	$45,356	$38,408	$121,880	$95,703

Press Release

Clean Harbors Reports

Third-Quarter 2008 Financial Results

Business Outlook and Financial Guidance

“Despite the current economic uncertainty, we expect to exceed our previously announced annual guidance of revenue growth in the range of 8 to 10 percent, and EBITDA growth in the range of 20 to 22 percent,” said McKim.  “We remain encouraged about our prospects as we enter the final quarter of the year with momentum in both segments of our business.  Within Technical Services, our incineration volumes are healthy with a sizeable backlog of materials and our ongoing capacity expansion plans are proceeding on schedule.  Within Site Services, our organic growth strategy is succeeding and we have another office opening planned for the fourth quarter.  We also expect some residual emergency response work related to the Gulf hurricanes.  On the cost side, we remain committed to our ongoing expense reduction initiatives.  We are confident that the leverage that is inherent in our business model will enable us to continue to grow EBITDA at relatively high margins.  And our cash position affords us significant flexibility to expand our business through selective acquisitions and strategic investments.”

Based on current market conditions and its year-to-date performance, the Company expects revenue in the range of $261 million to $263 million for the fourth quarter of 2008.  The Company expects to generate EBITDA for the fourth quarter in the range of $42 million to $44 million.

For full-year 2009, the Company is early in its budgeting process, but anticipates continued growth in revenues and profitability based on its diversified customer base and wide range of services.  Excluding the effect of any potential acquisitions, the Company currently expects revenue growth in the range of 5 percent to 7 percent, and EBITDA growth in the range of 10 percent to 15 percent.

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this press release today, Wednesday, November 5, 2008 at 9:00 a.m. (ET).  On the call, Chairman, President and Chief Executive Officer Alan S. McKim and Executive Vice President and Chief Financial Officer James M. Rutledge will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the third-quarter webcast should log onto www.cleanharbors.com/investor_relations.  The live call also can be accessed by dialing 877.407.5790 or 201.689.8328 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

Press Release

Clean Harbors Reports

Third-Quarter 2008 Financial Results

About Clean Harbors

Clean Harbors is North America’s leading provider of environmental and hazardous waste management services. With an unmatched infrastructure of waste management facilities, Clean Harbors serves over 45,000 customers, including more than 325 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies.  Clean Harbors’ Technical Services provides a broad range of hazardous material management and disposal services including hazardous and non-hazardous waste recycling, treatment and disposal, CleanPack® laboratory chemical packing, and household hazardous waste management services.  Clean Harbors’ Site Services provides field services, industrial services, vacuum services, emergency response and disaster recovery, transformer services, tank cleaning and decontamination.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 36 U.S. states, six Canadian provinces, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission.  Furthermore, all financial information in this press release is based on preliminary data and is subject to the final closing of the Company’s books and records.

A variety of factors beyond the control of the Company may affect the Company’s performance, including, but not limited to:

•                 The Company’s ability to manage the significant environmental liabilities that it assumed in connection with the CSD and other acquisitions;

•                 The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities;

Press Release

Clean Harbors Reports

Third-Quarter 2008 Financial Results

•                 The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                 The effect of economic forces and competition in specific marketplaces where the Company competes;

•                 The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                 The outcome of litigation or threatened litigation or regulatory actions;

•                 The effect of commodity pricing on overall revenues and profitability;

•                 Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                 The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                 The effects of industry trends in the environmental services and waste handling marketplace; and

•                 The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on www.cleanharbors.com/investor_relations.

Contact:

James M. Rutledge	Bill Geary
Executive Vice President and Chief Financial Officer	Executive Vice President and General Counsel
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5130
InvestorRelations@cleanharbors.com

Jim Buckley

Executive Vice President

Sharon Merrill Associates, Inc.

617.542.5300

clhb@investorrelations.com

Press Release

Clean Harbors Reports

Third-Quarter 2008 Financial Results

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	For the three months ended:		For the nine months ended:
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Revenues	$273,157	$245,507	$780,925	$689,239
Cost of revenues	187,063	169,007	535,641	485,893
Selling, general and administrative expenses	40,738	38,092	123,404	107,643
Accretion of environmental liabilities	2,682	2,715	8,078	7,743
Depreciation and amortization	11,414	9,814	32,695	27,801
Income from operations	31,260	25,879	81,107	60,159
Other (expense) income	(104)	61	(149)	62
Loss on early extinguishment of debt	(4,251)	—	(4,251)	—
Interest (expense), net	(1,889)	(3,022)	(7,789)	(9,901)
Income before provision for income taxes	25,016	22,918	68,918	50,320
Provision for income taxes	10,388	9,978	29,381	22,691
Net income	14,628	12,940	39,537	27,629
Dividends on Series B Preferred Stock	—	69	—	206
Net income attributable to common stockholders	$14,628	$12,871	$39,537	$27,423
Earnings per share:
Basic income attributable to common stockholders	$0.62	$0.65	$1.79	$1.39
Diluted income attributable to common stockholders	$0.61	$0.63	$1.75	$1.33

Weighted average common shares outstanding	23,423	19,840	22,052	19,788
Weighted average common shares outstanding plus potentially dilutive common shares	23,822	20,686	22,530	20,715

Press Release

Clean Harbors Reports

Third-Quarter 2008 Financial Results

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	September 30,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$252,959	$119,538
Marketable securities	428	850
Accounts receivable, net	186,249	193,126
Unbilled accounts receivable	10,469	14,703
Deferred costs	6,382	7,359
Prepaid expenses and other current assets	6,335	10,098
Supplies inventories	27,196	22,363
Deferred tax assets	11,497	11,491
Properties held for sale	—	910
Total current assets	501,515	380,438

Property, plant and equipment, net	294,398	262,601

Other assets:
Long-term investments	6,625	8,500
Deferred financing costs	3,776	5,881
Goodwill	22,726	21,572
Permits and other intangibles, net	76,228	74,809
Deferred tax assets	11,480	12,176
Other	4,194	3,911
	125,029	126,849
Total assets	$920,942	$769,888

Press Release

Clean Harbors Reports

Third-Quarter 2008 Financial Results

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	September 30,	December 31,
	2008	2007
Current liabilities:
Uncashed checks	$6,966	$5,489
Current portion of long-term debt	19,226	—
Current portion of capital lease obligations	484	1,251
Accounts payable	73,294	81,309
Deferred revenue	25,784	29,730
Other accrued expenses	68,977	65,789
Current portion of closure, post-closure and remedial liabilities	17,073	18,858
Income taxes payable	172	8,427
Total current liabilities	211,976	210,853
Other liabilities:
Closure and post-closure liabilities, less current portion	25,746	24,202
Remedial liabilities, less current portion	136,968	141,428
Long-term obligations	51,982	120,712
Capital lease obligations, less current portion	421	1,520
Unrecognized tax benefits and other long-term liabilities	73,841	68,276
Total other liabilities	288,958	356,138
Total stockholders’ equity, net	420,008	202,897
Total liabilities and stockholders’ equity	$920,942	$769,888